EXHIBIT 16.1

January 12, 2012

U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Dear Ladies and Gentlemen:

We are the predecessor independent registered public accounting firm for Midwest Energy Emission Corp. (the Company). We have read the Company’s disclosure set forth in Item 4.01, “Changes in Registrant’s Certifying Accountant”, of the Company’s Current Report on Form 8-K dated on January 12, 2012 (the Current Report) and are in agreement with the disclosure in the Current Report insofar as it pertains to our firm.

/s/ Tarvaran, Askelson & Company, LLP
Laguna Niguel, CA
January 12, 2012